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                                                                      EXHIBIT 12

                   MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
             COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
              COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                              (Dollars in Millions)

                                                   Year Ended Last Friday in December
                                        ------------------------------------------------------------
                                           1996        1995        1994         1993         1992
                                        ----------  ----------  ----------   ----------   ----------
                                        (52 Weeks)  (52 Weeks)  (52 Weeks)   (53 weeks)   (52 weeks)
Pretax earnings from
  continuing operations                 $  2,566    $  1,811    $  1,730     $  2,425     $  1,621

Deduct equity in undistributed
  net earnings of unconsolidated
  subsidiaries                              --          --           (19)         (13)         (13)
                                        ---------   ---------   ---------    ---------     --------
Total pretax earnings from
  continuing operations                    2,566       1,811       1,711        2,412        1,608
                                        ---------   ---------   ---------    ---------     --------
Add:

  Fixed charges

    Interest                              11,886      11,238       8,586        6,009        4,823

    Other(A)                                 173         144         138          152          152
                                        ---------   ---------   ---------    ---------     --------
  Total fixed charges                     12,059      11,382       8,724        6,161        4,975

  Preferred stock dividend
    requirements                              73          77          22            9           11
                                        ---------   ---------   ---------    ---------     --------
  Total combined fixed charges and
   preferred stock dividends              12,132      11,459       8,746        6,170        4,986
                                        ---------   ---------   ---------    ---------     --------

Pretax earnings before fixed charges    $ 14,625    $ 13,193    $ 10,435     $  8,573     $  6,583
                                        =========   =========   =========    =========    =========
Pretax earnings before combined
  fixed charges and preferred
  stock dividends                       $ 14,698    $ 13,270    $ 10,457     $  8,582     $  6,594
                                        =========   =========   =========    =========    =========

Ratio of earnings to fixed charges          1.21        1.16        1.20         1.39         1.32

Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                           1.21        1.16        1.20         1.39         1.32
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(A) Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.